DOWNEY FINANCIAL CORP.

RESOLUTION DFC016-2004a

DIRECTOR RETIREMENT BENEFITS PLAN

This Director Retirement Benefits Plan ("Plan") describes the Plan as approved by the Board of Directors of Downey Financial Corp. ("DFC") and Downey Savings and Loan Association, F.A. ("Downey Savings", and with DFC, collectively "Downey") on May 28, 2003 and revised as of April 28, 2004.

1.          To be eligible to receive any benefits under the Plan, the Director must have (i) retired as a Director of Downey; (ii) not been a Downey employee while serving on the Boards; and either (iii) served as a Downey Director for at least three years if the Director joined the Boards before April 23, 2003; or (iv) served as a Downey Director for at least five years if the Director joined the Boards on or after April 23, 2003.

2.          Each eligible Director, or the Director’s designated beneficiary, shall receive from Downey the Total Benefit as calculated under paragraph 3 below, in 60 equal monthly payments, without interest, beginning the month after the month the Director retires from the Boards. The eligible retiring Director or the Director’s beneficiary may request a single, lump sum payment of the Total Benefit (in lieu of receiving payments over 60 months). The Boards may approve or deny this request. If the request is approved, the Total Benefit paid will be discounted to the present value of payment over 60 months, at the interest rate then in effect for Downey Savings’ two (2) year certificates of deposit.

3.          The total amount due to each eligible retiring Director under this Plan (the "Total Benefit") will equal one-third of the months (up to a maximum of 60 months) which the Director served on the Boards, multiplied by the average monthly compensation the Director received (i.e., annual retainers plus meeting fees) during the 36 months preceding the Director’s retirement.

4.          For example, if a Director served a total of six years (72 months) on the Boards, and the Director’s average monthly compensation was $3,200 during the 36 months preceding the Director’s retirement, the total amount due would be .333 x 72 months x $3,200 = $76,800. If a Director served 17 years (202 months) and the Director’s average monthly compensation was $3,200, the total amount due would be capped at $192,000 (60 x $3,200).

5.          A Director who has served as a Director for fifteen (15) years or more may continue health insurance coverage for a maximum of twelve (12) months following the month of retirement. A Director who has served as a Director for less than fifteen (15) years but at least three (3) years may continue health insurance benefits for a maximum of six (6) months following the month of retirement.

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6.          To be eligible to continue to receive health benefits under the Plan, the Director must (i) meet the eligibility requirements stated in paragraph 1 above; and (ii) have been a participant in any of the health benefit plans immediately prior to retirement. The monthly premium and coverage will remain the same until the end of the calendar year following the date of retirement. Any following year, the monthly premium may change, based on the overall premiums and employee costs.

7.          Upon termination of coverage after the maximum applicable time period stated in paragraph 5 above, the retired Director and/or covered spouse, will be eligible to enroll in the Downey Retiree Medical Plan if all eligibility requirements are met.

8.          If a majority interest of DFC’s outstanding stock is transferred or acquired (other than by will or by the laws of descent and distribution), then the Total Benefit becomes payable immediately to all eligible Directors, and the minimum service requirements in paragraph 1 above do not apply.

9.          The Downey Boards may choose to modify or terminate this Plan at any time.

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